Exhibit 99.1

          Dollar General Reports First Quarter 2007 Earnings

    GOODLETTSVILLE, Tenn.--(BUSINESS WIRE)--June 7, 2007--Dollar General Corporation (NYSE: DG) today reported net income of $34.9 million, or $0.11 per share, for the first quarter ended May 4, 2007, compared to net income of $47.7 million, or $0.15 per share, for the prior year first quarter ended May 5, 2006.

    Net sales were $2.28 billion, a 5.8 percent increase over net sales of $2.15 billion for the first quarter of fiscal 2006. The increase in sales primarily reflects a same-store sales increase of
2.4 percent and the opening of 104 net new stores since the end of the prior year first quarter. This same-store sales increase in 2007 compares with 1.6 percent in the fiscal 2006 first quarter. Net sales in the quarter were aided by markdowns from retail taken in the 2007 first quarter and the 2006 fourth quarter, primarily in the seasonal, home and apparel categories, in connection with the Company's efforts to minimize the amount of inventory carried over from prior seasons and to allow for a greater mix of newer, fresher inventory going forward. The Company has made significant progress toward its goal of eliminating its historical packaway strategy by the end of fiscal 2007.

    The Company's gross profit increased 8.3 percent to $633.1 million in the 2007 quarter from $584.3 million in the 2006 quarter. As a percent of sales, the gross profit rate increased by 66 basis points in the 2007 period as compared with the 2006 period due to a number of factors, including but not limited to: an increase in markups on purchases during the period; a reduction in receipts of highly consumables, which generally have lower average markups, during the 2007 period as compared to the 2006 period; and higher sales (as a percentage of total sales) in seasonal and basic clothing categories, which generally have higher average markups. These factors were partially offset by lower average markups on our beginning inventory in the 2007 period as compared with the 2006 period and an increase in our shrink rate. The gross profit rate was also unfavorably impacted by higher markdowns in the 2007 period, which were partially offset by a reduction of the lower of cost or market inventory impairment estimate at the end of the first quarter of 2007.

    Selling, general and administrative ("SG&A") expenses increased from the prior year period by $74.7 million, to 25.4 percent of sales in the 2007 period from 23.4 percent in the 2006 period. This increase includes approximately $29.6 million of expenses relating to the Company's previously announced strategic real estate initiatives, including lease contract termination costs, incremental store labor and other expenses associated with the closing of 153 stores in the first quarter of 2007. In addition, SG&A in the 2007 period includes approximately $6.1 million of expenses, primarily legal and consulting fees, associated with the proposed Merger, discussed below. Also contributing to the increase in SG&A in 2007 over 2006, as a percent of sales, were store rent expense, hurricane-related insurance recoveries during the prior year period, health benefits costs due primarily to increased claims, store repairs and maintenance, and incentive compensation expense. These increases were partially offset by a reduction in workers' compensation insurance costs, primarily related to the impact of changes in estimates of loss development factors, and a decrease in depreciation expense.

    Income Taxes

    The effective income tax rate for the 13-week period ended May 4, 2007 was 32.6 percent, or 5.1 percent lower than the rate of 37.7 percent for the 13-week period ended May 5, 2006. The decrease in the effective tax rate was primarily due to an approximate 1.2 percent decrease as a result of the renewal, in late 2006, of the federal laws which allow the Company to claim federal job credits for certain newly hired employees, and an approximate decrease of 6.3 percent in the 2007 period related to the settlement of income tax contingencies that did not occur in the 2006 period. These decreases were partially offset by an approximate 0.7 percent increase due principally to state income tax expense resulting from state law changes in the States of New York and Texas; an approximate 0.1 percent increase due to lower state job related tax credits; an increase of approximately 1.7 percent due to the post-FIN 48 inclusion of income tax related interest expense in the amount reported as income tax expense in 2007; and an increase of approximately 0.7 percent related to non-deductible expenses incurred in connection with the proposed Merger.

    The Company adopted the provisions of the Financial Accounting Standards Board ("FASB") Interpretation 48, "Accounting for Uncertainty in Income Taxes - An Interpretation of FASB Statement 109" ("FIN 48") effective February 3, 2007. The adoption resulted in an $8.9 million decrease in retained earnings and a reclassification of certain amounts between deferred income taxes and other noncurrent liabilities to conform to the balance sheet presentation requirements of FIN 48.

    Merchandise Inventories

    Total merchandise inventories at the end of the 2007 first quarter were $1.44 billion compared to $1.64 billion at the end of the fiscal 2006 first quarter, a decrease of 11.7 percent, based on overall inventories, and a decrease of 12.8 percent on a per-store basis. This substantial decrease reflects the results of the Company's accelerated efforts, initiated in the fiscal 2006 fourth quarter, to minimize packaway inventory by the end of fiscal 2007. As of May 4, 2007, approximately $100 million, at cost, of the inventory targeted by this initiative remained in the stores. Inventory turns, calculated on an annualized basis, were 4.3 times for the latest twelve months ended May 4, 2007 compared to 4.1 times in the comparable year ago period.

    The Company intends to sell or dispose of the remaining targeted packaway inventory by the end of the fiscal year and expects to continue using seasonal markdowns to minimize merchandise to be carried over in the future to allow for the addition of newer, fresher home, apparel and seasonal merchandise in its stores.

    Store Development

    During the 2007 first quarter, the Company opened 124 new stores, remodeled 25 stores, relocated 15 stores, and closed 171 stores, including 153 stores identified in fiscal 2006 as low-potential stores to be closed in connection with the Company's strategic review. As of May 4, 2007, 281 of the approximately 400 stores identified in this review have been closed. The majority of the remainder are expected to close in the Company's 2007 fiscal second quarter. The Company continues to focus its efforts on revitalizing its existing store base. As a part of that effort, the Company is implementing, where possible, its recently developed and tested "racetrack" format, with improved merchandise adjacencies and greater visibility of higher margin seasonal items, in its new, relocated and remodeled stores. As of May 4, 2007, the Company operated 8,182 neighborhood stores, including 57 Dollar General Markets. To date, the Company has implemented the racetrack format in 459 stores.

    Agreement and Plan of Merger

    On March 11, 2007, the Company entered into an Agreement and Plan of Merger (the "Merger Agreement") with Buck Holdings L.P., a Delaware limited partnership ("Parent") and Buck Acquisition Corp., a Tennessee corporation and wholly-owned subsidiary of Parent ("Merger Sub"). Pursuant to the Merger Agreement, Merger Sub will be merged with and into the Company (the "Merger"), with the Company surviving the Merger as a wholly owned subsidiary of Parent. Merger Sub and Parent are affiliates of Kohlberg Kravis Roberts & Co., L.P. ("KKR").

    Pursuant to the Merger Agreement, at the effective time of the Merger, each outstanding share of common stock of the Company, other than any shares held by any wholly-owned subsidiary of the Company and any shares owned by Parent or Merger Sub or held by the Company, will be cancelled and converted into the right to receive $22.00 in cash, without interest (the "Merger Consideration"). In addition, immediately prior to the effective time of the Merger, all shares of Company restricted stock and restricted stock units will, unless otherwise agreed by the holder and Parent, vest and be converted into the right to receive the Merger Consideration. All options to acquire shares of Company common stock will vest immediately prior to the effective time of the Merger and holders of such options will, unless otherwise agreed by the holder and Parent, be entitled to receive an amount in cash equal to the excess, if any, of the Merger Consideration over the exercise price per share of Company common stock subject to the option.

    The Board of Directors of the Company unanimously approved the Merger Agreement and amended the Company's Shareholder Rights Plan to exempt the Merger from that Plan's operation.

    Consummation of the Merger is not subject to a financing condition but is subject to customary closing conditions, including approval of the Merger Agreement by the Company's shareholders, regulatory approval and other customary closing conditions. The Merger Agreement places specified restrictions on certain of the Company's business activities, including but not limited to: acquisitions or dispositions of assets, capital expenditures, modifications of debt, leasing activities, compensatory changes, dividend increases, investments and share repurchases. The accompanying condensed consolidated financial statements do not include any financial reporting impacts related to the potential consummation of the Merger, including but not limited to potential changes in the basis of accounting and acceleration of vesting of restricted stock, stock units or options. A special meeting of shareholders has been scheduled for June 21, 2007 for the purpose of voting on the proposed Merger. If the shareholders vote in favor of the Merger, the transaction is expected to close in early July.

    Subsequent to the announcement of the Merger Agreement, the Company and its directors were named in seven putative class actions alleging claims for breach of fiduciary duty arising out of the proposed sale of the Company to KKR. More information on these claims can be found in the Company's filings with the SEC.

    Important Additional Information About Dollar General's Announced Merger With Buck

    In connection with the proposed Merger, Dollar General has filed a definitive proxy statement with the Securities and Exchange Commission (the "SEC"). INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT BECAUSE IT CONTAINS IMPORTANT INFORMATION ABOUT THE MERGER AND THE PARTIES TO THE MERGER. Investors and security holders may obtain a free copy of the proxy statement and other documents filed by Dollar General at the SEC Web site at www.sec.gov or at the Company's Web site at www.dollargeneral.com. The proxy statement and other documents also may be obtained for free from Dollar General by directing such request to Dollar General Corporation, Investor Relations, 100 Mission Ridge, Goodlettsville, Tennessee, 37072, telephone (615) 855-5528, or by submitting a request on the Company's Web site at www.dollargeneral.com, under "Investing-Information Requests."

    Participants in the Solicitation

    Dollar General and its directors, executive officers and other members of its management and employees may be deemed participants in the solicitation of proxies from its shareholders in connection with the proposed Merger. Information concerning the interests of Dollar General's participants in the solicitation, which may be different than those of Dollar General shareholders generally, is set forth in Dollar General's proxy statements and Annual Reports on Form 10-K, previously filed with the SEC, and also are set forth in the definitive proxy statement relating to the Merger.

    Cautionary Statement Regarding Forward-Looking Statements

    Certain information provided in this press release may include "forward-looking statements." You can identify these statements by the fact that they do not relate strictly to historical or current facts. These statements generally contain words such as "may," "will," "project," "might," "expect," "believe," "anticipate," "intend," "could," "should," "would," "estimate," "continue," "contemplate" or "pursue," or the negative or other variations thereof or comparable terminology. These forward-looking statements are based on current expectations and projections about future events, and actual events could differ materially from those projected. You are cautioned that forward-looking statements are not guarantees of future performance or results and involve risks, assumptions and uncertainties that cannot be predicted or quantified. These risks, assumptions and uncertainties include, but are not limited to: the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement; the outcome of any legal proceedings that have been or may be instituted against Dollar General and others relating to the proposed Merger; the inability to complete the Merger due to the failure to obtain shareholder approval or the failure to satisfy other conditions to the completion of the Merger, including the failure to obtain the necessary debt financing arrangements set forth in commitment letters received in connection with the Merger; risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the Merger; the ability to recognize the benefits of the Merger; the amount of the costs, fees, expenses and charges related to the Merger and the actual terms of certain financings that will be obtained for the Merger; the impact of the substantial indebtedness incurred to finance the consummation of the Merger; and other business and other risks, assumptions and uncertainties detailed from time to time in Dollar General's SEC reports, including Dollar General's most recent Annual Report on Form 10-K. Many of the factors that will determine the outcomes in this press release are beyond Dollar General's ability to control or predict. There can be no assurance that the Merger described above will be consummated. Forward-looking statements made herein speak only as of the date hereof, and Dollar General assumes no obligation to update such statements.

    Readers are cautioned not to place undue reliance on forward-looking statements made in this press release, since the statements speak only as of the date of this release. The Company has no obligation, and does not intend, to publicly update or revise any of these forward-looking statements to reflect events or circumstances occurring after the date of this release or to reflect the occurrence of unanticipated events. Readers are advised, however, to consult any further disclosures the Company may make on related subjects in its documents filed with or furnished to the SEC or in its other public disclosures.

    About Dollar General

    Dollar General is a Fortune 500(R) discount retailer with over 8,000 neighborhood stores. Dollar General stores offer convenience and value to customers by offering consumable basic items that are frequently used and replenished, such as food, snacks, health and beauty aids and cleaning supplies, as well as a selection of basic apparel, housewares and seasonal items at everyday low prices. The Company store support center is located in Goodlettsville, Tennessee. Dollar General's Web site can be reached at www.dollargeneral.com.



             DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
                     Consolidated Balance Sheets
                            (In thousands)

                                               May 4,     February 2,
                                               2007          2007
                                            --------------------------
                                            (Unaudited)
ASSETS
Current assets:
 Cash and cash equivalents                  $   204,417   $   189,288
 Short-term investments                          27,371        29,950
 Merchandise inventories                      1,444,313     1,432,336
 Income taxes receivable                         14,624         9,833
 Deferred income taxes                           37,860        24,321
 Prepaid expenses and other current assets       57,572        57,020
----------------------------------------------------------------------
 Total current assets                         1,786,157     1,742,748
----------------------------------------------------------------------

Property and equipment, at cost               2,445,133     2,430,811
Less: accumulated depreciation and
 amortization                                 1,232,935     1,193,937
----------------------------------------------------------------------
Net property and equipment                    1,212,198     1,236,874
----------------------------------------------------------------------
Deferred income taxes                            12,418             -
----------------------------------------------------------------------
Other assets, net                                63,536        60,892
----------------------------------------------------------------------
Total assets                                $ 3,074,309   $ 3,040,514
======================================================================

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
 Current portion of long-term obligations   $     7,186   $     8,080
 Accounts payable                               484,949       555,274
 Accrued expenses and other                     258,090       253,558
 Income taxes payable                                48        15,959
----------------------------------------------------------------------
 Total current liabilities                      750,273       832,871
----------------------------------------------------------------------
Long-term obligations                           260,373       261,958
----------------------------------------------------------------------
Deferred income taxes                                 -        41,597
----------------------------------------------------------------------
Other liabilities                               266,886       158,341
----------------------------------------------------------------------

Shareholders' equity:
 Preferred stock                                      -             -
 Common stock                                   157,298       156,218
 Additional paid-in capital                     525,830       486,145
 Retained earnings                            1,114,170     1,103,951
 Accumulated other comprehensive loss              (941)         (987)
 Other shareholders' equity                         420           420
----------------------------------------------------------------------
 Total shareholders' equity                   1,796,777     1,745,747
----------------------------------------------------------------------
Total liabilities and shareholders' equity  $ 3,074,309   $ 3,040,514
======================================================================




             DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
                  Consolidated Statements of Income
               (In thousands, except per share amounts)
                             (Unaudited)


                                  For the Quarter (13 Weeks) Ended
                               ---------------------------------------
                                  May 4,    % of      May 5,    % of
                                             Net                 Net
                                  2007      Sales     2006      Sales
                               ------------------- -------------------
Net sales                      $ 2,275,267 100.00% $ 2,151,387 100.00%
Cost of goods sold               1,642,207  72.18    1,567,113  72.84
----------------------------------------------------------------------
Gross profit                       633,060  27.82      584,274  27.16
Selling, general and
 administrative                    577,692  25.39      502,989  23.38
----------------------------------------------------------------------
Operating profit                    55,368   2.43       81,285   3.78
Interest income                     (2,573) (0.11)      (2,450) (0.11)
Interest expense                     6,167   0.27        7,247   0.34
----------------------------------------------------------------------
Income before income taxes          51,774   2.28       76,488   3.56
Income taxes                        16,899   0.74       28,818   1.34
----------------------------------------------------------------------
Net income                     $    34,875   1.53% $    47,670   2.22%
======================================================================

Diluted earnings per share     $      0.11         $      0.15
===========================================        ============
Weighted average diluted shares    315,928             315,233
===========================================        ============
Basic earnings per share       $      0.11         $      0.15
===========================================        ============
Weighted average basic shares      313,567             313,997
===========================================        ============
Dividends per share            $      0.05         $      0.05
===========================================        ============




             DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
                Consolidated Statements of Cash Flows
                        (Dollars in thousands)
                             (Unaudited)

                                                 For the Quarter (13
                                                     Weeks) Ended
                                                ----------------------
                                                  May 4,     May 5,
                                                  2007        2006
                                                ---------- -----------
Cash flows from operating activities:
 Net income                                     $  34,875  $   47,670
 Adjustments to reconcile net income to net
  cash provided by (used in) operating
  activities:
  Depreciation and amortization                    50,451      48,778
  Deferred income taxes                            (4,948)      5,602
  Non-cash share-based compensation                 3,469       1,740
  Tax benefit from stock option exercises          (3,529)     (1,461)
  Change in operating assets and liabilities:
   Merchandise inventories                        (11,977)   (161,704)
   Prepaid expenses and other current assets         (552)    (12,429)
   Accounts payable                               (62,870)     69,467
   Accrued expenses and other                      25,647       6,118
   Income taxes                                    (1,736)    (20,236)
   Other                                              456         339
----------------------------------------------------------------------
Net cash provided by (used in) operating
 activities                                        29,286     (16,116)
----------------------------------------------------------------------

Cash flows from investing activities:
 Purchases of property and equipment              (34,101)    (77,102)
 Purchases of short-term investments                    -     (10,476)
 Sales of short-term investments                    6,000       6,000
 Purchases of long-term investments                (5,670)    (10,809)
 Proceeds from sale of property and equipment         169         303
----------------------------------------------------------------------
Net cash used in investing activities             (33,602)    (92,084)
----------------------------------------------------------------------

Cash flows from financing activities:
 Borrowings under revolving credit facility             -     116,500
 Repayments of borrowings under revolving
  credit facility                                       -     (51,500)
 Repayments of long-term obligations               (2,653)     (2,364)
 Payment of cash dividends                        (15,712)    (15,686)
 Proceeds from exercise of stock options           34,281      10,934
 Repurchases of common stock                            -     (79,947)
 Tax benefit from stock option exercises            3,529       1,461
 Other financing activities                             -          69
----------------------------------------------------------------------
Net cash provided by (used in) financing
 activities                                        19,445     (20,533)
----------------------------------------------------------------------

Net increase (decrease) in cash and cash
 equivalents                                       15,129    (128,733)
Cash and cash equivalents, beginning of period    189,288     200,609
----------------------------------------------------------------------
Cash and cash equivalents, end of period        $ 204,417  $   71,876
======================================================================

Supplemental schedule of noncash investing and
 financing activities:
Purchases of property and equipment awaiting
 processing for payment, included in Accounts
 payable                                        $  10,639  $   16,344

Purchases of property and equipment under
 capital lease obligations                      $     163  $      877
======================================================================




             DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
                   Selected Additional Information
                             (Unaudited)


                   Sales by Category (in thousands)
----------------------------------------------------------------------

                                    For the Quarter (13 Weeks) Ended
                                   -----------------------------------
                                   May 4, 2007 May 5, 2006   % Change
                                   ----------- ----------- -----------
Highly consumable                  $1,523,793  $1,455,984         4.7%
Seasonal                              336,449     309,583         8.7%
Home products                         215,046     211,665         1.6%
Basic clothing                        199,979     174,155        14.8%
                                   ----------- ----------- -----------
    Total sales                    $2,275,267  $2,151,387         5.8%
                                   =========== =========== ===========




                          New Store Activity
----------------------------------------------------------------------

                                                For the Quarter (13
                                                     Weeks) Ended
                                               -----------------------
                                               May 4, 2007 May 5, 2006
                                               ----------- -----------

Beginning store count                            8,229       7,929
New store openings                                124         182
Store closings (1)                                171          33
Net new (closed) stores                           (47)        149
Ending store count                               8,182       8,078
Total selling square footage (000's)             57,090      55,937


(1) 2007 store closings include 153 stores closed in connection with the Company's strategic decision in 2006 to close approximately 400 stores in addition to those closed in the ordinary course of business.

    CONTACT: Dollar General Corporation
             Investor Contact:
             Emma Jo Kauffman, 615-855-5525
             or
             Media Contact:
             Tawn Earnest, 615-855-5209